news	UNIT CORPORATION
7130 South Lewis Avenue, Suite 1000, Tulsa, Oklahoma 74136
Telephone 918 493-7700, Fax 918 493-7714

Contact:	David T. Merrill
Chief Financial Officer
and Treasurer
(918) 493-7700

For Immediate Release…
May 16, 2006

UNIT CORPORATION CLOSES $32.4 MILLION ACQUISITION;
RECENT ARKOMA COMPLETION BOOSTS NET PRODUCTION 9.6 MMCFE PER DAY;
NEW WELL REPRESENTS EIGHTH COMPLETED WELL IN UNIT’S PANOLA FIELD

Tulsa, Oklahoma . . . Unit Corporation (NYSE - UNT) announced today that its wholly owned subsidiary, Unit Petroleum Company, has closed its previously announced acquisition of certain oil and natural gas properties from a group of private entities for $32.4 million in cash. Proved oil and natural gas reserves involved in this acquisition consist of approximately 14.2 Bcfe. The properties currently produce 3.0 MMcfe per day. Approximately 45% of the reserves associated with these properties are located in Oklahoma, 36% are located in Texas and 19% in New Mexico. This acquisition has an effective date of April 1, 2006.
Unit’s exploration and development operations have recorded several significant successes since the fall of 2004 in its Panola Field, located approximately 100 miles southeast of Tulsa in the Arkoma Basin. The most recent success is Unit’s Lively #7 (29.78% working interest, 22.95% net revenue interest), a Lower Atoka completion that penetrated approximately 238 feet of net natural gas pay. First natural gas sales commenced on May 2, 2006 at an initial production rate of 42 million cubic feet equivalent per day (MMcfe/day) gross and 9.6 MMcfe/day net with a flowing tubing pressure of 2,840 psi. The Panola Field is a legacy asset for Unit, having been held as a core exploration and production property for more than 20 years. The Lively #7 represents the eighth well in a series of prolific natural gas producers discovered beginning in the fall of 2004. During the previous 18 months, Unit has drilled or participated in seven wells that have produced more than 37 billion cubic feet equivalent (Bcfe) gross for an average well flow rate of 67 MMcfe/day gross during that period. The current gas flow rate from the eight wells is 155 MMcfe/day gross and 28.7 MMcfe/day net.

Brad Guidry, Unit Petroleum Company Senior Vice President of Exploration and Production, said: “Development of new natural gas production from the Lower Atoka sands in our Panola Field is a key component of Unit’s 2006 drilling program. We have a well-developed infrastructure to bring our Panola Field wells to production quickly. We believe there are numerous opportunities to further develop the field, as we believe there are as many as eight prospective sands to target over the next several years. Our drilling program is off to a good start this year, having spud 85 wells. Sixty-one of the 85 wells have been completed with a success rate of 87%. We remain positive about achieving our goal of drilling 235 wells during 2006, a 22% increase over 2005.”

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Unit Corporation is a Tulsa-based, publicly held energy company engaged through its subsidiaries in oil and gas exploration, production, contract drilling and natural gas gathering and processing. Unit’s Common Stock is listed on the New York Stock Exchange under the symbol UNT. For more information about Unit Corporation, visit its website at http://www.unitcorp.com.
This news release contains forward-looking statements within the meaning of the Securities Litigation Reform Act that involve risks and uncertainties, including the estimated oil and natural gas reserves associated with the wells and prospect discussed, the productive capabilities of the wells discussed, the number of wells to be drilled in 2006, as well as the other factors described from time to time in the company’s publicly available SEC reports, which could cause actual results to differ materially from those expected.